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                                  Exhibit 10.9



                                 netValue, Inc.
                              One Stamford Landing
                           Stamford, Connecticut 06901



                                December 1, 1997

Golden Eagle Partners
100 Front Street, Suite 1410
West Conshohocken, Pennsylvania  19428
Attention:  John F. McGlinn II, President

                  Re:      Repayment of $250,000 Bridge Loan

Dear John:

         As you are aware, netValue, Inc. (the "Company") is currently indebted to Golden Eagle Partners ("Golden Eagle") in the principal amount of $250,000 (the "Principal") and in the amount of $11,369.97 for interest accrued through November 30, 1997 (such total, as calculated through the date of repayment, the "Accrued Interest"), for certain short term bridge financing advanced by Golden Eagle to the Company (the "Financing").

         This letter will serve to evidence the agreement between us as to the repayment of the Financing.

         1. Within five business days of the Company's receipt of proceeds from its initial public offering of Common Stock (the "IPO"), the Company will repay to Golden Eagle the Principal and the Accrued Interest related to the Financing.

         2. Upon execution of this agreement, each of the following agreements or sections of agreements shall be deemed to be null and void:

         a. The letter agreement between the Company and Golden Eagle dated November 14, 1997 and executed by Golden Eagle on November 24, 1997.

         b. Sections 8 and 9 of the Loan and Security Agreement between the Company and Golden Eagle, executed on June 17, 1997, regarding conversion rights and registration rights granted to Golden Eagle.




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         3. Golden Eagle will take the required actions to cancel the
Intercreditor Agreement it has executed with VDC Corporation ("VDC") and will consent to the Company's repayment of all amounts currently owed to VDC.

         4. As consideration for canceling the agreements described in paragraph 2 hereof, upon completion of the payments described in paragraph 1 hereof, the Company will issue 10,000 shares of Common Stock to Golden Eagle.

         5. Upon repayment of Principal and Accrued Interest, (i) Golden Eagle will release all claims it has or may have against the Company, including those relating to the Financing, (ii) Golden Eagle will release all Liens it currently holds on netValue property pursuant to Section 4 of the Loan and Security Agreement executed by the parties on June 17, 1997, (iii) Golden Eagle will return the Note marked satisfied, and (iv) Golden Eagle will execute UCC-3 financing statements as requested by netValue.

                                          Very truly yours,


                                          /s/ Michael A. Clark
                                          ------------------------------------
                                              Michael A. Clark, President

Agreed to and accepted this 1st day of December, 1997.

GOLDEN EAGLE PARTNERS

By:  Tarbhan Associates, Inc., its general partner

By: /s/ John McGlinn II
    --------------------------------------
        John McGlinn II, President




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